Exhibit 99.4

REDBACK NETWORKS INC.

Offer for All Outstanding 5% Convertible Subordinated Notes

due April 1, 2007 in Exchange for Shares of Common Stock

Pursuant to the Exchange Offer described in the

Prospectus/Disclosure Statement dated             , 2003

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

ON                                  , 2003, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE

DISCRETION (SUCH DATE, AS IT MAY BE EXTENDED, THE “TENDER EXPIRATION

DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON THE TENDER EXPIRATION DATE.

            , 2003

To Our Clients:

Enclosed for your consideration is the Prospectus/Disclosure Statement, dated             , 2003 (the “Prospectus”), of Redback Networks Inc. (the “Company”) and the Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Company’s offer (the “Exchange Offer”) to exchange an aggregate of up to 47,500,000 shares of its common stock, par value $0.0001 per share, for up to $467,500,000 aggregate principal amount of its 5% Convertible Subordinated Notes due 2007 (the “Notes”) and related accrued interest.

This material is being forwarded to you as the beneficial owner of Notes held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us for your account. A tender of such Notes may be made only by us as the holder, and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender the Notes held by us for your account. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Notes.

If you wish to have us tender your Notes pursuant to the offer, please so instruct us by completing, executing and returning to us the instruction form that appears on the next page.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your Notes on your behalf in accordance with the provisions of the Exchange Offer.

Your attention is directed to the following:

1.  The Exchange Offer is for all Notes currently outstanding;

2.  If you desire to tender any Notes pursuant to the Exchange Offer, we must receive your instructions in ample time to permit us to effect a tender of the Notes on your behalf prior to 12:00 midnight, New York City time, on the Tender Expiration Date.

3.  Any transfer taxes incident to the transfer of Notes from the tendering holder to the Company will be paid by the Company, except as provided in the Prospectus and the Letter of Transmittal.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer by Redback Networks Inc. with respect to the Notes.

THIS WILL INSTRUCT YOU TO TENDER THE PRINCIPAL AMOUNT OF NOTES INDICATED BELOW HELD BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED, PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS AND LETTER OF TRANSMITTAL.

PRINCIPAL AMOUNT HELD FOR ACCOUNT OF HOLDER(S)	PRINCIPAL AMOUNT TO BE TENDERED*

*	Unless otherwise indicated, the entire aggregate principal amount indicated in the box entitled “Principal Amount of Notes Held for Account of Holder(s)” will be tendered.

PLEASE SIGN HERE

(Signature(s))

(Name(s)) (Please Print)

(Address(es), including zip code)

(Area Code and Telephone No.)                                                                                                  (Fax No.)

(E-mail address)

(Tax Identification or Social Security No.)

(My Account Number With You)

Date:

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